Exhibit 10-b-4

DESCRIPTION OF ANNUAL INCENTIVE GOALS ESTABLISHED FOR FISCAL YEAR 2014 UNDER THE INCENTIVE COMPENSATION PLAN

The Compensation and Management Development Committee of the Board of Directors of Meritor, Inc. (“ Meritor”), established annual incentive goals for fiscal year 2014 under the Incentive Compensation Plan, as amended. These annual incentive goals are based on the levels of Adjusted EBITDA and free cash flow from continuing operations before restructuring payments that are achieved for the year, measured against fixed target amounts. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-controlling interests of consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items. Free cash flow is defined as operating cash flow provided by continuing operations (before restructuring payments) minus capital expenditures of continuing operations. The Compensation Committee also established target awards, stated as a percentage of base salary, for participants.

Potential annual incentive bonuses are comprised of two components: one-half of potential payment is dependent on each of (a) the level of achievement of the Adjusted EBITDA targets and (b) the level of achievement of free cash flow targets. In addition, the final award calculation is subject to a modifier that is based on an employee’s annual performance rating. The calculated award may be adjusted up to +50% or -100%. The adjustment process maintains the original budget.

To determine the amounts that are paid as bonuses, performance is measured against targets for each of the applicable components of the award calculation. For each part of the calculation for which performance exceeds that threshold, the portion of an individual’s target award that is paid out is dependent on, and increases with, the percentage of the goal that is achieved. The calculated payout, before any individual performance adjustments, for an individual cannot exceed 200% of his/her target award.